UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2006

Valero L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Valero Way San Antonio, Texas		78249
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At 5:00 p.m. on September 18, 2006, Valero L.P. (the “Partnership”) completed its previously announced solicitation of consents of the Partnership’s unitholders (“Unitholders”) to amend the Valero GP, LLC Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”). The Partnership’s Unitholders voted to approve the amendments to the Plan, and, accordingly, the Plan was amended and restated effective as of October 1, 2006.

Of the 46,809,749 units representing limited partner interests in the Partnership (“Units”) outstanding as of the record date, 26,445,782 Units, or 56.5%, were voted. Holders of 23,968,943 Units, or 51.2% of the total Units outstanding, voted in favor of the amendments. Holders of 2,141,205 Units, or 4.6% of the total Units outstanding, voted against the amendments, and holders of 335,634 Units, 0.7% of the total Units outstanding, abstained.

The amendments to the Plan:

•	increase the number of Units authorized for issuance under the Plan from 250,000 Units (of which 223,147 have been granted to date) to 1,500,000 Units;

•	permit the “cashless-broker” exercise of options;

•	provide that if an award under the Plan expires, is cancelled, exercised, paid or otherwise terminates without the delivery of Units then the Units covered by such award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which awards under the Plan may be granted;

•	amend the Plan to meet the requirements of, and facilitate compliance with, Section 409A of the Internal Revenue Code; and

•	amend the definition of “Change of Control” to reflect that as a result of its recently completed initial public offering, Valero GP Holdings, LLC is now the 100% owner of the general partner of the Partnership.

A copy of the Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
Exhibit 10.01	Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valero L.P.

By:	Riverwalk Logistics, L.P. its general partner

By:	Valero GP, LLC its general partner

Date: September 22, 2006	By:	/s/ Amy L. Perry
	Name:	Amy L. Perry
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.01	Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan